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                                                                      Exhibit 12
                                                                      ----------

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                                        Statement Regarding Computation of Ratios

                                                                    Year Ended March 31,
                                                    -------------------------------------------------------
                                                      1997        1996        1995       1994         1993
                                                    -------     -------     -------     -------     -------
                                                                       (Dollars in Thousands)
Earnings:
---------
  Income before income taxes ..................     $ 9,781     $ 8,940     $10,114     $10,015     $ 8,882

  Fixed charges, excluding interest on deposits       6,462       4,141       2,906       3,230       3,367
                                                    -------     -------     -------     -------     -------
  Income before taxes and fixed charges,
excluding interest on deposits ................      16,243      13,081      13,020      13,245      12,249
  Interest on deposits ........................      19,191      18,569      15,307      14,896      17,300
                                                    -------     -------     -------     -------     -------

  Income before taxes and fixed charges,
including interest on deposits ................     $35,434     $31,650     $28,327     $28,141     $29,549
                                                    =======     =======     ======      =======     =======


Fixed Charges:
--------------
  Interest expense excluding interest on
deposits ...................................        $ 6,372     $ 4,039     $ 2,816     $ 3,104     $ 3,239
  One-third net rental expense .............             90         102          90         126         128
                                                    -------     -------     -------     -------     -------
  Total fixed charges, excluding interest on
deposits ...................................          6,462       4,141       2,906       3,230       3,367
  Interest on deposits .....................         19,191      18,569      15,307      14,896      17,300
                                                    -------     -------     -------     -------     -------
  Total fixed charges, including interest on
deposits ...................................        $25,653     $22,710     $18,213     $18,126     $20,667
                                                    =======     =======     ======      =======     =======
Earnings To Fixed Charges Ratios:
---------------------------------
  Excluding interest on deposits ...........           2.51x       3.16x       4.48x       4.10x       3.64x

  Including interest on deposits ...........           1.38x       1.39x       1.56x       1.55x       1.43x

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